Exhibit 10.9

** — CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Intervet

Schering-Plough Animal Health

Distributor Agreement

This Agreement made this 1st day of December, 2009, by and between INTERVET INC., d/b/a as Intervet/Schering Plough Animal Health with offices at 56 Livingston Avenue, Roseland, New Jersey, 07068 (hereinafter referred to as the “Intervet”) and MWI Veterinary Supply Co. (hereinafter referred to as the “Distributor”).

WITNESSETH

WHEREAS, Intervet is in the business of developing, manufacturing, marketing and distributing in the United States various animal health products of Intervet and its affiliates; and

WHEREAS, the Distributor is in the business of marketing and distributing animal health products; and

WHEREAS, the Distributor wishes to obtain from Intervet, and Intervet is willing to provide, distribution rights for certain of Intervet’s (and its affiliates’) animal health Products (as hereinafter defined) in the Continental United States;

NOW, THEREFORE, in consideration of the premises and mutual covenants as set forth herein, it is agreed between the parties hereto as follows:

1.             Appointment of Distributor

Intervet hereby appoints Distributor as its non-exclusive distributor for Intervet’s animal health product(s) as further set forth on Appendix A attached hereto and incorporated herein by reference (hereinafter referred to as “Products”) for the animal health market in the United States of America (“Territory”).  For the sake of clarity, the definition of Products specifically includes animal health products manufactured by Intervet’s affiliates and distributed under this Agreement.

Distributor accepts this appointment. The Distribution rights granted under this Agreement extend only to the Products and for the promotion and distribution thereof through and in the animal health market. Distributor shall not market, sell or otherwise promote Intervet’s Products through any non-animal health distribution channel or other animal health distributor and outside the Territory.

2.             Duration of Appointment

This Agreement shall remain in full force and effect for a period of twelve (12) months from the date of execution hereof. It shall be automatically renewed for further periods of twelve (12) months each, unless either party notifies the other party of its desire not to renew this Agreement, by giving at Ieast thirty (30) days written notice prior to the original expiration date or the expiration date of any renewal period.

In addition, Intervet shall have the right to terminate this Agreement, without cause and at any time, by giving thirty (30) days written notice to the Distributor.

3.             Supply of Intervet’s Products—Term and Conditions of Purchase by Distributor

Distributor shall purchase Intervet’s products in accordance with the prices set forth in Appendix A and under terms and conditions set forth in Appendix B and other such remuneration as set forth in Appendix C.  Appendix B shall contain such transportation terms and conditions, return goods policy and other terms of sale as may be now or hereafter specified by Intervet and provided in writing by Intervet to Distributor.  Appendix C shall contain the terms and conditions of any additional incentives due Distributor from Intervet. All terms and conditions set forth in Appendices A, B & C are subject to change without notice and all calculations and determinations made by Intervet are final.

4.             Distributor’s Obligations

Distributor shall:

4.1           Use its best efforts to actively promote, sell, and distribute Products in the animal health market and shall follow all programs and promotions as specified by Intervet.

4.2           Maintain an adequate inventory of Intervet’s Products in order to assure at all times prompt delivery and continued availability of the Products to customers.

4.3           Maintain proper storage facilities, suitable for the storage of Intervet’s Products in accordance with such storage requirements as indicated on the Products’ labels, packages and/or as recommended by Intervet.  Furthermore, the Distributor shall practice stock rotation and inventory control to insure minimum product out-dating and replacement.  Intervet’s authorized representatives shall, during reasonable business hours, accompanied by the appropriate Distributor employee, have access to Distributor’s warehouses and depots in order to ascertain Distributor’s compliance with its obligations under Sections 4.2 and 4.3, with regard to Intervet’s products.

4.4           Prominently display and actively promote Intervet’s Products at all such trade shows and veterinary meetings which Distributor attends.

4.5           Schedule periodic discussions, or as Intervet may request, between Intervet’s representatives and Distributor’s personnel in order to facilitate the dissemination of information about Intervet’s Products and the promotional campaigns related to said Products.

4.6           Not obliterate, modify or alter in any way, without the express written consent of Intervet, Intervet’s trademarks, logos, labels, packaging and, generally, not to misrepresent Products. Distributor shall accurately and properly identify Intervet’s trademarks and Intervet’s ownership thereof in all communications containing such trademarks.

4.7           Provide Intervet with an agreed upon periodic detailed report of out the door sales activities using the AHI/EDI sales reporting project. If the distributor does not participate in the AHI/EDI sales reporting project, the Distributor must provide periodic reports of out the door sales in a format approved by Intervet, to allow Intervet to determine the market performance of its Products in Distributor’s Territory, in accordance with Appendix C.

4.8           Promptly, within 30 days provide Intervet with a written report of any adverse reactions, side effects or unusual product experiences related to the Products. Distributor shall not make any representation regarding any of the Products’ properties, efficacy and safety other than specified on the approved label without prior consultation including written approval of same from Intervet.

4.9           The Distributor agrees to abide by all Federal, State and local regulations regarding the sale of these products and maintain records required to ensure compliance by these regulatory agencies. At Intervet’s reasonable request, Distributor will confirm to Intervet its compliance wit this Section 4.9.

5.             Intervet’s Obligations

Intervet shall:

5.1           Make reasonable efforts to supply its Products to Distributor in quantities sufficient to satisfy Distributors orders;

5.2           In its sole discretion provide Distributor with reasonable quantities of such information, data, and promotional literature available to Intervet as may assist Distributor in maximizing sales of the Products.

6.             Warranties of Intervet

6.1           Intervet warrants that each Product shall conform with the specifications set forth in the Product’s labeling and package inset. Intervet further warrants that it has good title to the Products and that the Products are free and clear from all liens and encumbrances. SUCH WARRANTIES CONSTITUTE THE SOLE AND EXCLUSIVE WARRANTIES BY INTERVET WITH RESPECT TO THE PRODUCTS. INTERVET EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AS TO THE PRODUCTS SUPPLIED TO DISTRIBUTOR INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

6.2           Limitation of Liability/Indemnity

a)             Liability for defective or non-conforming Product shall be limited to Intervet’s replacement of the Product or a refund of the purchase price.

b)            Intervet shall not be liable for any injury, damage or expense resulting from any Product that has not been used or stored in accordance with all instructions and guidelines contained in the labeling and/or package insert or any other instructions, guidelines or requirements provided by Intervet, for such Product. The Distributor shall indemnify, defend and hold harmless Intervet, and its agents, employees, officers, directors, and assigns in connection with any and all claims, actions, lawsuits, damages, injuries, and expenses arising from any such improper use or storage of Products and/or arising from the negligence or willful misconduct by Distributor, or otherwise arising in connection with Products, including failure to provide notice to its customers of a recall, stop sale or similar product information; provided however that Distributor shall have no liability in connection with matters arising solely from the negligence or willful misconduct of Intervet. Intervet agrees to indemnify Distributor against any and all claims, actions, lawsuits, damages, injuries and expenses (including reasonable attorney fees) (“claims”), arising out of third party claims of damage to property, personal injury or death caused by the negligent act or omission of Intervet with respect to the Products.

c)             Notwithstanding anything in the Agreement to the contrary, Intervet shall defend, indemnify and hold harmless Distributor against any and all suits, claims and expenses (including reasonable attorney’s fees) arising out of the use or sale of any Product hereunder being in violation of any rights under patent, trademark or copyright laws.

d)            In no event shall Intervet be liable for any indirect, special, incidental, punitive, or consequential damages in connection with any Products or otherwise arising out of this Agreement, under any theory of recovery, including, but not limited to, breach of warranty, breach of contract, product liability, negligence or strict liability.

7.             Warranties of Distributor

The Distributor agrees to save and hold Intervet, its agents, employees, officers, Directors, and anyone else acting on behalf of the Intervet, harmless from and against all liability, damage, loss, claims, demands, and actions which arise out of or are connected with, or are claimed to arise out of or to be connected with, the Distributor’s promotion, sale or distribution of Intervet’s Products, including, but not limited to, all liability, damage, loss, claims, demands or actions on account of breach of contract, unlawful contracts, or illegal or deceptive or fraudulent marketing and/or promotion and/or distribution practices whether based upon, or claimed to be based upon, statutory, contractual, tort or other liability of Intervet, or any other person.

The Distributor agrees to secure from its insurance carrier risk insurance, insuring and covering all risks assumed under the terms of Sections 6 and 7 of this agreement and furnish Intervet with evidence of such coverage as Intervet may require.

8.             Product Recall

If Intervet, in its sole discretion, should determine to effect a recall (of one or more of its Products) or if any Governmental agency, including any agency of any State or subdivision thereof, having or claiming jurisdiction over any of the transactions contemplated under this Agreement, should request Intervet to effect a recall, then the Distributor shall promptly be notified by Intervet and Distributor shall promptly return to Intervet, following Intervet’s instructions, all the unused or unsold stock of the Product in question. In the event of such recall, Intervet shall reimburse Distributor in the amount of Distributor’s net purchase price for all Product returned to Intervet; provided, however, that Distributor shall not be entitled to reimbursement by Intervet of Distributor’s purchase price if any Product found to be defective or which has become defective as the result of any act of commission or omission or negligence on Distributor’s part.

Distributor, furthermore, shall promptly notify its customers of any recall effected and shall promptly and jointly with the Intervet review what steps need to be taken to carry out any recall.

9.             Assignability

This Agreement shall not be assignable and the performance of the obligations hereunder shall not be delegable by the Distributor without the Intervet’s prior written consent.

Intervet may assign and delegate this Agreement to any affiliate and/or any person, firm, corporation, or other entity that purchases or otherwise succeeds in interest to that portion of Intervet’s business to which this agreement relates.

10.           Governing Law and Jurisdiction

This agreement shall be governed by and construed according to the laws of the State of Delaware without regard to any conflict of law provisions.

The courts of the State of Delaware shall resolve any such claims or disputes and the laws of the State of Delaware shall apply in any such proceedings.

11.           Notices

All notices to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by registered mail, first class postage prepaid, if to the Intervet to:

Intervet Schering-Plough Animal Health

ATTN:  Michael C. Biggins

56 Livingston Ave.

Roseland, NJ 07068

and if to the Distributor to:

Jim Cleary

MWI Veterinary Supply Co.

651 S. Stratford Drive, Suite 100

Meridian, ID 83680

12.           Headings

The headings in this Agreement are included for convenience and reference only and do not form part of this Agreement.  They shall not in any way affect the interpretation hereof.

13.           Integration & Modification

The Agreement, including the schedules, appendices and attachments hereto, constitutes the entire agreement between Distributor and Intervet with respect to Products and supersedes all prior agreements and communications between the parties with respect thereto. This Agreement may only be changed or modified by a written document, signed by duly authorized representatives of the parties which expressly states its intent to change or modify this Agreement, and shall not be modified or changed by any contrary or additional term in any subsequent document, purchase order or correspondence between the parties.

14.           Severability

In the event that any provisions of this Agreement should for any reason be held invalid ineffective, unenforceable or contrary to public policy, the remainder of this Agreement shall remain in full force and effect notwithstanding.

15.           Non-Waiver

Waiver of or failure to enforce any term or condition of this Agreement by Intervet in a particular situation shall not be deemed a modification of this Agreement, nor shall Intervet be prevented from enforcing such term or condition with respect to other situations.

16.           Alternative Dispute Resolution

The parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation. If the matter cannot be resolved in the normal course of business, either party shall give the other party written notice of any such dispute not resolved, after which the dispute shall be referred to senior executives of both parties, who shall likewise attempt to resolve the dispute.

If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing party’s written notice or if the parties fail to meet within twenty (20) days from such notice, the parties shall endeavor to settle the dispute by mediation under the supervision of and in accordance with the Center for Public Resources (CPR) Model Mediation Procedure for Business Disputes. Unless otherwise agreed, both parties and either individual party may request the CPR to appoint an independent mediator. The location of the mediation shall be agreed upon by both parties and, in the event parties do not timely agree, the location will be determined by the Mediator.

Any dispute not settled by the mediation referenced above within sixty (60) days after appointment of a mediator may, upon the request of either party, be submitted to arbitration in accordance with the CPR Arbitration Rules and Commentary. A single, impartial arbitrator mutually acceptable to the parties shall conduct the arbitration. In the event the parties cannot agree on an arbitrator within twenty-one (21) days after the end of the aforesaid sixty (60) days, either party may have an arbitrator appointed by the CPR. The location of the arbitration will be in New York, New York, unless the parties agree otherwise. As a condition of appointment of the arbitrator, said arbitrator shall agree to use her/his best efforts to conclude the proceeding within sixty (60) days. Said arbitrator shall further have the authority to limit the volume of evidence and documents to be submitted by the parties. Any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrator.

This section shall, however, not be construed to limit or to preclude either party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate.

17.           Taxes

Distributor shall pay all federal, state and local taxes which may be imposed upon the use, possession, ownership, purchase or resale of any and all Products.

IN WITNESS WHEREOF, the Intervet and the Distributor have executed this Agreement in duplicate on the day and year first hereinabove written.

INTERVET INC.
d/b/a Intervet/Schering Plough Animal Health

By:	/s/ Michael C. Biggins	By:	/s/ Jim Cleary
Michael C. Biggins		Jim Cleary
Director, Commercial Services		MWI Veterinary Supply Co.

Distribution Agreement

Appendix B

Effective December 1, 2009

ORDER PROCEDURE:

1.             There are four ways to place an order.

•	Phone orders:	1-800-521-5767.
•	Fax orders:	1-800-462-3720.
•	General information:	1-800-521-5767.
•	EDI

2.             Mail orders to:

Intervet/Schering Plough Animal Health

10488 S 136 St

Omaha NE 68138

3.             When ordering by mail or phone, please list:

•              Account number

•              Product code number

•              Product name

•              Product size

•              Quantity

4.             Orders for products offered on a promotion or special must be received by 12:00 noon central time on the last day of the program to qualify for the program or special.

TERMS:

1.             Intervet reserves the right to limit product quantity.

2.             Invoices are issued for every shipment.

3.             Invoices are due in full /**/ from the date of invoice.

4.             Distributor purchases are not eligible for payment via credit cards.

5.             All shipments will be FOB Point of Shipment. Any damage caused by Intervet or Intervet’s designated shipper shall be the responsibility of Intervet. In the case of damage caused by Intervet’s designated shipper, Distributor authorizes Intervet to pursue a damage claim against the shipper and will assist Intervet as necessary.

6.             Intervet reserves the right to assess a /**/ per month interest charge on balances more than 30 days past due.

TRANSPORTATION CHARGES:

1.             Transportation costs on orders totaling $5,000.00 or more to one destination are prepaid.

2.             Orders totaling less than $5,000 are charged a minimum order charge of $50.00.

3.             Intervet determines the method of shipment. If the customer requests special shipping arrangements, the additional freight charges are added to the invoice.

4.             A Pick-up Allowance of $40 per pallet is applicable to orders for Safe-Guard Blocks (Sweetlix & En-Pro-AI) picked up by Distributor at the manufacturing site.

TRANSPORTATION CLAIMS FOR DAMAGES AND/OR SHORTAGES:

1.             In the event of damage or incomplete shipments, notify Customer Service immediately at 1-800-521-5767.

2.             If the damage or shortage is observed at the time of product delivery, Distributor should sign the Bill of Lading (BOL) and note the shortage or damage.

3.             If the damage or shortage is observed after signing the receipt, please phone the carrier and request they make an inspection or provide written waiver of inspection. Damage or shortage must be reported within 10 business days of delivery to be eligible for credit or replacement.

4.             One copy of the carrier’s delivery receipt noting the damage or shortage or a copy of the carrier’s inspection report, together with instructions for credit or replacement, must be submitted within 15 days of delivery date to:

Intervet/Schering Plough Animal Health

10488 S 136 St

Omaha NE 68138

5.             Errors in shipping or order processing by Intervet will be accepted for full credit provided notification of the discrepancy is made to Intervet within 10 business days from date of receipt and product is returned in a saleable condition. Returns made after 10 business days will be handled under the Intervet returned goods policy in effect on the day of the proposed return. Distributor shall promptly notify

Intervet of any latent errors. Intervet shall, in its sole discretion, provide appropriate compensation, if any.

6.                                       Intervet reserves the right to reject any claim not made within the specific period.

RETURNED GOODS POLICY:

1.                                       Products purchased may be returned for credit provided they meet the following provisions.

2.                                       Product returns must be approved by Intervet prior to return. Returns made without approval become the property of Intervet and Intervet will dispose of this merchandise and declare no replacement value or return to Distributor/Customer at their expense.

3.                                       Samples or “free goods” are not returnable for credit. This will include “free goods” received as part of any promotional offer.

a.                                       In the case of returns involving product purchased as part of promotional offers, Intervet will allow credit up to the quantity of product that was actually purchased. No credit will be issued for “free goods” received.

b.                                      Returns will be reviewed by Intervet for “free goods”, based upon serial or lot numbers shipped.

4.                                       Returns will be accepted only from original purchasers.

5.                                       Products carrying an expired date and returned within 90 days after expiration in unopened and unmarked selling units* will be issued credit at the original purchase price less a 20% handling charge. Freight charges for return of expired product are the responsibility of the customer. Products returned after 90 days of expiration will not be eligible for credit.)

6.                                       If products are approved for return prior to product expiration date, they must be returned freight prepaid and will be credited at the original purchase price less a 20% handling charge. Returned products must be in unopened and unmarked selling units* and in saleable condition, or no credit will be issued.

7.                                       Intervet must receive authorized returns no later than 15 days after the Return Authorization Number is provided. Product received after this time period will be destroyed and no credit will be issued.

* A selling unit is the smallest unit or “put-up” that Intervet ships excluding Equine Vaccines. Intervet will accept individual syringes of Equine Vaccines for return and credit.

SHORT DATED PRODUCT IN DISTRIBUTOR INVENTORY:

1.                                       Occasionally, Intervet has situations whereby product in inventory is “short dated”. In these situations, this product may be offered to Distributor as part of a “short dated product special”.

2.                                       Intervet will search to identify if Distributor has purchased any of the “short dated” lots / serials.

3.                                       Distributor will be contacted by Intervet to determine how much of the product is still in inventory.

4.                                       In cases where Distributor has product of the same lot or serial number as being offered by Intervet on the “short dated product special”, and Distributor elects on its own accord to sell the product to their customers with the following qualifications:

a.                                             The product must be offered at the same special that Intervet is offering.

b.                                            The product must be sold as non-returnable and this must be noted on the invoice.

c.                                             Distributor must provide Intervet a monthly computer report detailing the amount of product moved on the special and the customers that it went to.

d.                                            Then, based upon this information, Intervet will reimburse free-goods monthly based upon computer run submissions. Reimbursement will be with better dated product of the same product type.

e.                                             Requests for reimbursement should be sent monthly to:

Ag Data

2100 Rexford Road, Suite 300

Charlotte, NC 28211

f.                                               Distributor is under no obligation to take part in short dated product specials.

FLOOR STOCK ADJUSTMENTS:

1.                                       Because market prices go both up and down, Intervet, Inc. will not offer, nor expect, floor stock adjustments on any price changes.

2.                                       Intervet reserves the right to collect any amounts owed because of an unauthorized floor stock adjustment, including but not limited to the right to set off the amount of any unauthorized floor stock adjustment against Quarterly

Reporting Incentives, Total Company Purchase Goal Incentive, Product Category Goal Incentive, Cash Management Incentive and Market Support Funds.

The terms and conditions of this Appendix B are subject to change without notice at Intervet’s sole discretion.

APPENDIX C

MWI VETERINARY SUPPLY
(Effective December 1, 2009)

MARKET SUPPORT FUNDS

Intervet will accrue /**/ of Distributor purchases up to a maximum of /**/ in market support funds to support Intervet approved Distributor marketing activities in support of Intervet Products, under the following conditions:

a.                                       Any use of market support funds proposed by the Distributor must be approved by Intervet, through Intervet’s approval process including approval of the Director, Distributor Relations at least 30 days before the program’s start date.

b.                                      Market support funds shall be solely provided for the purpose of actively promoting Intervet Products.

c.                                       Market support funds accrued from December, 2009 — November 2010 (Contract Period) must be committed for an approved promotion by October 31 of that contract period. All uncommitted funds in the accrual account as of October 31 will be reversed out of the accrual account.

d.                                      Market support funds committed by October 31 of the Contract Period must be utilized prior to January 15 of the following Contract Period.

e.                                       Accrued market support funds shall be disbursed to Distributor upon submission by Distributor to Intervet of an invoice for a promotional program that has met the above terms.

INTERVET PERFORMANCE PAYMENTS

1.                                       Intervet will reward Distributor based on Distributor’s achievement of Intervet established Performance Goals (Semi-Annual Product Category Move-out Goals, Annual Product Category Move-out Goals and Annual Species Category Stretch Move-out Goals, where appropriate).

2.                                       For purposes of this Appendix C, Semi-Annual shall mean the periods of December, 2009 — May, 2010 and June, 2010 — November, 2010.  Annual shall mean December, 2009 — November, 2010).

3.                                       Intervet defines timely payment of Intervet Invoices as /**/ or less.  Payment within /**/ is a pre-requisite for eligibility for any performance goal payments.

4.                                       Intervet will establish Semi-Annual and Annual Move-out Goals for product categories at the beginning of Contract Period.  The performance goals and incentive schedule for the Contract Period are as follows:

Distributor Incentive (4),(5),(6),(7),(8),(9),(10),(11)
Move-Out Goal Product Category	Up-Front Margin	Move-Out	2008 Move-Out	Annual Move-Out	Total

Cattle Anti-parasitics	/**/	/**/	/**/	/**/	/**/

Cattle Mastitis	/**/	/**/	/**/	/**/	/**/

Cattle Nutritionals/Banamine	/**/	/**/	/**/	/**/	/**/

Cattle Vaccines — Other(2)	/**/	/**/	/**/	/**/	/**/

Small Animal Vaccines	/**/	/**/	/**/	/**/	/**/

Small Animal Mometamax	/**/	/**/	/**/	/**/	/**/

Small Animal Anti-parasitics	/**/	/**/	/**/	/**/	/**/

Small Animal Other	/**/	/**/	/**/	/**/	/**/

Equine Vaccines	/**/	/**/	/**/	/**/	/**/

Equine/OTC Anti-parasitics	/**/	/**/	/**/	/**/	/**/

Swine Pharmaceuticals	/**/	/**/	/**/	/**/	/**/

(1)          Revalor-X5 Volume Builder Only.

(2)          All 5-ml clostridal products are Volume Builders only.

(3)          Piliguard, Trivalent are Volume Builders Only.

(4)          The Annual Move-out goal will be paid in full only if Distributor achieves /**/ of annual sales out goal.

(5)          An Account Agreement between Intervet and an end user serviced by a Distributor takes precedent over the suggested retail price list, the suggested Distributor margin and may alter the amount of the margin in a category for those sales. If not specified in the Account Agreement the following methodology is used to calculate the reimbursement to the  Distributor. /**/

(6)          Distributor must be current (/**/) at the end of May and November to be eligible for corresponding Semi-Annual Move-out goal rebate.

(7)          Semi-Annual Move-out Goals and their corresponding rebates not achieved in the first half of the Contract Period will roll ahead to the second half of the Contract Period, AS LONG AS the Distributor is current (/**/) at the end of the first Semi-Annual goad period. Therefore, if Distributor misses the move-out goal in the first half of the Contract Period, but its combined total reported sales at the end of the Contract Period meets or exceeds the combined annual move-out goal, Distributor will be paid the applicable rebate on the total amount. If the goal is missed in the second half of the contract period, the potential rebate for the first half of the contract period is lost.

(8)          December — May Semi-Annual reported sales that exceed the December — May Semi-Annual Move-out Goal will be allowed to roll ahead to the June — November Semi-Annual Goal Period. Therefore, if Distributor exceeds the December — May Goal but misses the June — November Goal they will still earn a rebate on their June-November sales if (a) their total reported sales at the end of the December — November Period meets or exceeds the December — November Goal, and (b) AS LONG AS the Distributor is current (/**/) at the end of the Goal Period.

(9)          These performance incentives and goals apply only to those products listed on the Intervet Inc. price list (Appendix A) as of December 1, 2009. Intrevet, at its sole discretion, may modify goals to include new products approved after December 1, 2009.

(10)    Incentive payments will be calculated based upon units sold at Distributor’s acquisition price.

(11)    Specific accounts identified by the ISP business teams would be excluded from the rebate calculation, see list of excluded accounts within Appendix C.

5.                                       2010 Move-out Goals. The performance goals and incentive schedule for the Contract Period are as follows:

		Semi-Annual Goals			Annual Goals
Species Category	Product Category	Dec – May Goal	June – Nov Goal	Incentive %	Dec – Nov Goal	Incentive %
Cattle (Move-out)	Cattle Anti-parasitics	/**/	/**/	/**/	/**/	/**/
	Cattle Implants	/**/	/**/	/**/	/**/	/**/
	Cattle Mastitis	/**/	/**/	/**/	/**/	/**/
	Cattle Nuflor	/**/	/**/	/**/	/**/	/**/
	Cattle Nutritionals/ Banamine	/**/	/**/	/**/	/**/	/**/
	Cattle Reproduction Products	/**/	/**/	/**/	/**/	/**/
	Cattle Vaccines - Other	/**/	/**/	/**/	/**/	/**/
	Cattle Vaccines - Enterics	/**/	/**/	/**/	/**/	/**/
Small Animal (Move-out)	Small Animal Vaccines	/**/	/**/	/**/	/**/	/**/
	Small Animal Other Pharmaceuticals	/**/	/**/	/**/	/**/	/**/
	Mometamax	/**/	/**/	/**/	/**/	/**/
	Otomax	/**/	/**/	/**/	/**/	/**/
	Small Animal Anti-parasitics	/**/	/**/	/**/	/**/	/**/
	Small Animal Tri-Heart Plus	/**/	/**/	/**/	/**/	/**/

		Semi-Annual Goals			Annual Goals
Species Category	Product Category	Dec – May Goal	June – Nov Goal	Incentive %	Dec – Nov Goal	Incentive %
Equine (Move-out)	Equine Vaccines	/**/	/**/	/**/	/**/	/**/
	Equine Pain Management	/**/	/**/	/**/	/**/	/**/
	Equine Anti-parasitics	/**/	/**/	/**/	/**/	/**/
	Equine Regu-Mate - Other	/**/	/**/	/**/	/**/	/**/
Swine (Purchases)	Swine Pharmaceuticals	/**/	/**/	/**/	/**/	/**/
	Swine Biologicals	/**/	/**/	/**/	/**/	/**/

6.                                       Annual Move-out Stretch Goals for Species Categories are as follows:

Annual Move-out “Stretch” Incentives (December, 2009 — November, 2010) (1),(4),(5),(6)
Level (as % of Goal)	Rebate %	Cattle Products	Small Animal Products	Equine Products	Swine Products
/**/	/**/	/**/	/**/	/**/	/**/
/**/	/**/	/**/	/**/	/**/	/**/
/**/	/**/	/**/	/**/	/**/	/**/
/**/	/**/	/**/	/**/	/**/	/**/

(1)           The trigger for payment of Stretch Goals is attainment of /**/ of all Species Purchase Goals individually.

(2)           Rebate payment on achievement of /**/ is on the total $ volume, less any products classified as volume builders.

(3)           Rebate payment on achievement /**/ is on the incremental $ volume, less any products classified as volume builders.

Rebate payment on achievement /**/ is on the incremental $ volume, less any products classified as volume builders.

Rebate payment on achievement /**/ is on the incremental $ volume, less any products classified as volume builders.

(4)                                  Opportunity to earn Stretch Rebate is capped at /**/ of Species Stretch Goal. Sales above /**/ will be eligible for Semi-Annual and Annual Move-out Incentives.

(5)                                  Specific accounts identified by the ISP business teams would be excluded from the rebate calculation, see list of excluded accounts within Appendix C.

(6)                                  “Stretch” goals and performance incentives include all products listed on the Intervet Inc. price list (Appendix A) as of December 1, 2009 as well as all new products launched during the incentive period (December, 2009 — November, 2010). For purposes of the “stretch” incentives, product categories that are eligible for move out incentives, as listed in paragraph 5 above, shall be grouped into species as shown above.

(7)                                  These performance incentives and goals apply only to those products listed on the Intervet Inc. price list (Appendix A) as of December 1, 2009, unless specifically excluded above. Intervet, at its sole discretion, may modify goals to include new products approved after December 1, 2009.

(8)                                  Intervet, at its sole discretion may allow up to a /**/ reduction of any goal affected by backordered products. Incentives will only be paid on product that is shipped and invoiced.

(9)                                  For this agreement, Intervet reserves the right, in its sole discretion to limit Distributor to purchasing a /**/ supply of Products in November. Intervet / Schering Plough’s determination of a reasonable /**/ supply will be binding and conclusive.

(10)                            Payment of performance incentives and rebates by Intervet to the Distributor shall be made within /**/ after the end of the performance period. The Distributor reserves the right to assess a /**/ per month interest charge on balances more than /**/ past due.

(11)                            The terms and conditions of this Appendix C are subject to change without notice at Intervet’s sole discretion. All calculations and determinations made by Intervet are final.

ACCOUNTS EXCLUDED FROM REBATE CALCULATION

Sales to the following list of accounts, affiliates or individuals affiliated with these accounts are excluded from any rebate calculation covered in this appendix. Additionally, sales to any account enrolled in the Intervet/Schering-Plough “Mega-vet” Program are excluded from rebate calculations.

Name	City	State
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